EXHIBIT 11

                           PIONEER FINANCIAL SERVICES, INC.
                    STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

                       (In thousands, except per share amounts)
                                      (Unaudited)

                                         Three Months Ended   Six Months Ended
                                              June 30,            June 30,

                                          1995       1994      1995       1994

       Net income                      $ 5,360    $ 4,402    $10,315   $ 8,902

       Average shares outstanding        5,919      6,338      5,911     6,358

       Common Stock equivalents from
         dilutive stock options,
         based on the treasury stock
         method using average market
         price                             365       259         274       291
               TOTAL-PRIMARY             6,284     6,597        6,185    6,649

       Common Stock equivalents from
         dilutive stock options, based
         on the treasury stock method
         using closing market price        108         --        198        --

       Additional shares assuming
         conversion of
         Preferred Stock                 1,358      1,433      1,358     1,433

       Additional shares assuming
         conversion of
         Subordinated Debentures         4,888      4,892      4,888     4,892

               TOTAL-FULLY DILUTED      12,638     12,922     12,629    12,974

       Net income per share-
           Primary*                    $   .78   $    .59    $  1.52  $   1.19

       Net income per share-
           Fully Diluted**             $   .48   $    .40    $   .94  $    .80



            * Primary net income per share was calculated after deducting dividends on Preferred Stock of $446,000 for the three month period and $904,000 for the six month period ended June 30, 1995, and $493,000 for the three month period and $996,000 for the six month period ended June 30, 1994.

           ** Fully diluted net income per share was calculated after adding tax effected interest on Subordinated Debentures of $769,000 and $747,000 for the three month periods and $1,539,000 and $1,494,000 for the six month periods ending June 30, 1995 and 1994.